EXHIBIT 12

                                       LOWE'S COMPANIES, INC.

                                 RATIO OF EARNINGS TO FIXED CHARGES
                                           (In Thousands)

                                     For the Quarter
                                     Ended October 31,                     For the Year Ended January 31,
                                     -------------------       ---------------------------------------------------
                                       1993        1992           1993      1992*     1991       1990       1989
                                     -------     -------        -------    ------    -------    -------    -------
Income Before Income Taxes           159,320     107,378        125,892     4,951    100,251    108,796    105,604

Fixed Charges:
  Interest Expense                    15,810      13,658         17,588    18,795     21,818     20,191     22,774
  1/3 Rental Expense                   6,433       4,892          6,800     5,033      3,933      2,933      2,400
                                     -------     -------        -------    ------     ------    -------    -------
Earnings as Defined                  181,563     125,928        150,280    28,779    126,002    131,920    130,778

Fixed Charges:
  Interest Expense                    15,810      13,658         17,588    18,795     21,818     20,191     22,774
  Capitalized Interest                 2,719       1,208          1,849     1,114      1,142      2,221      1,470
  1/3 Rental Expense                   6,433       4,892          6,800     5,033      3,933      2,933      2,400
                                     -------     -------        -------    ------    -------    -------    -------
Fixed Charges                         24,962      19,758         26,237    24,942     26,893     25,345     26,544

Ratio of Earnings to Fixed Charges      7.27        6.37           5.73      1.15       4.69       5.20       4.91

* Income Before Taxes for the year ended January 31, 1992 included the effect of a one-time restucturing charge of $71.3 million. Excluding the effect of this restructuring charge. Income Before Income Taxes would have been $76.2 and the Ratio of Earnings to Fixed Charges would have been 4.01.